Exhibit 7.1

PLAN AND AGREEMENT OF MERGER

BETWEEN

BEDERRA CORPORATION

(a Texas Corporation)

AND

ZICIX CORPORATION

(a Nevada Corporation

PLAN AND AGREEMENT OF MERGER effective January 24th, 2011, by and between BEDERRA CORPORATION, a Texas Corporation (“Bederra”), and ZICIX Corporation, a Nevada Corporation (“Zicix”).

WHEREAS, Bederra is a business corporation of the State of Texas with its registered office therein located at 710 N Post Oak Rd Suite 400, Harris County of Houston, Texas 77029; and

WHEREAS, the total number of shares of stock which Bederra has authority to issue is 5,100,000,000, of which 5,000,000,000 are common stock, $.001 par value per share, and 100,000,000 are preferred stock, $.0001 par value per share; and

WHEREAS, Zicix is a business corporation in the State of Nevada with its registered office therein located at 711 S Carson St #4, Carson City, Nevada 89701; and

WHEREAS, the total number of shares of stock which Zicix has authority to issue is 600,000,000, of which 500,000,000 are common stock, $.001 par value per share, and 100,000,000 are preferred stock, $.001 par value per share; and

WHEREAS, the Texas Corporation law permits a merger of a business corporation of the State of Texas with and into a business corporation of another jurisdiction; and

WHEREAS, Revised Statutes of the State of Nevada permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Nevada; and

WHEREAS, Bederra and Zicix and the respective Boards of Directors and majority shareholders thereof declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective shareholders to merge Bederra with and into Zicix pursuant to the provisions of the Texas Corporation law and pursuant to the provisions of the Registered Statutes of the State of Nevada upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto hereby determine and agree as follows.

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ARTICLE I

MERGER

1.1 CONSTITUENT CAPITAL CORPORATIONS. The name, address and jurisdiction of organization of each of the constituent corporations are set forth in the recitals above.

1.2 SURVIVING CORPORATION. Zicix Corporation shall be the surviving corporation. The principal place of business, Articles of Incorporation, bylaws,officers and Directors of Zicix Corporation shall survive the merger without amendment or revision and be the principal place of business, Articles of Incorporation, bylaws, officers and directors of the surviving corporation.

1.3 MERGER. On the Effective Date (as hereinafter set forth) and subject to the terms and conditions of this Agreement, the applicable provisions of the Texas Corporation Law (“Texas Law”), and the applicable provisions of Title 7, Chapter 78 of the Nevada Revised Statutes (“Nevada Law”), Bederra is merged with and into Zicix, the separate existence of Bederra shall cease on and after the Effective Date.

ARTICLE II

EXCHANGE AND CONVERSION OF SHARES

2.1 CONVERSION OF CAPITAL STOCK.

A. On the Effective Date., each 500 issued and outstanding shares of the common stock, $.001 par value per share, of Bederra shall be converted into the right to receive one fully paid and non-assessable share of the common stock, $.001 par value per share of Zicix.

B. No certificates for fractional shares of Zicix common stock will be issued and no certificates will be issued for less than 100 shares. In the even any holder of Bederra common stock is entitled to receive fractional shares of Zicix common stock. Such holder will be issued the next highest number of whole shares and in the event any holder of Bederra common stock is entitled to receive less than 100 shares of Zicix common stock such holder will be issued 100 shares;

C. FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued by Zicix as a result of the merger. Each fractional share that would otherwise result from the merger shall be canceled and returned to the authorized and unissued capital stock of Zicix and a full share of Zicix common stock, $.001 par value per share, shall be issued in its place.

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2.3 CANCELLATION OF EXISTING SHARES. On the Effective Date, each share of the common stock, $.001 par value per share, of Zicix outstanding immediately prior to the merger shall be cancelled and returned to the authorized and unissued capital stock of Zicix.

ARTICLE III

ADDITIONAL COVENANTS AND AGREEMENTS

3.1 OUTSTANDING OPTIONS AND WARRANTS. Except to the extent otherwise provided in outstanding options, warrants, and other rights to purchase shares of the common stock, $.001 par value per share of Bederra, each option warrant or other right to purchase shares of the common stock; $.001 par value per share, of Bederra, shall be exercised to purchase the same number of shares of the common stock, $.001 par vale per share, of Zicix on the same terms and conditional.

3.2 SUBMISSION TO THE SERVICE IN NEVADA. Zicix agrees that it may be served with process in the State of Texas in any proceeding for enforcement of any obligation of the Zicix arising from this merger, including any suit or other proceeding to enforce the rights of any stockholder as determined in appraisal proceedings pursuant to the provisions of general Texas Corporation laws, and irrevocably appoints the Secretary of State of Texas as its agent to accept services of process in any such suit or proceeding.

3.3 COOPERATION. This Agreement has been approved and adopted by the stockholders of Bederra in accordance with Texas Law. Therefore, the parties hereto agree and they will cause to be executed and filed and recorded any document or documents prescribed by Texas law or Nevada Law, and that they will cause to be performed all necessary acts within the State of Texas and the State of Nevada and elsewhere to effectuate the merger herein provided for.

3.4 ADDITIONAL ASSURANCES. Bederra hereby appoints the officers and directors, each acting alone, as its true and lawful attorneys in fact to do any and all acts and things,and to make, execute, deliver,file, and record any and all instruments, papers, and documents which shall be or become necessary proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

ARTICLE IV

EFFECTIVE DATE

4.1 EFFECTIVE DATE. The effective date in the State of Texas and the State of Nevada shall be the 25th day of January 2011 (the “Effective Date”).

4.2 TERMINATION. Notwithstanding the full approval and adoption of this Agreement, the said Agreement may be terminated by either party at any time prior to the filing thereof with the Secretary of State of the State of Nevada.

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4.3 AMENDMENT. Not withstanding the full approval and adoption of this Agreement, this Agreement may be amended at any time and from time to time prior to the filing thereof with the Secretary of State of the State of Nevada except that,without the approval of the stockholders of Bederra and the Stockholders of Zicix, no such amendment may (a) change the rate of exchange for any shares of Bederra or the types or amounts of consideration that will be distributed to the holders of the shares of stock of Bederra; (b) change any terms of the Articles of Incorporation of Zicix; or (c) adversely effect any of the rights of the stockholders of Bederra or Zicix.

ARTICLE V

MISCELLANEOUS

5.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which may have different signatures and may be signed at different times. When all parties have signed at least one counterpart, each counterpart shall be deemed complete and shall constitute the same instrument.

5.2 ENTIRE AGREEMENT. This Agreement is intended by the parties to be the final expression of their agreement with respect to the matter set forth herein and is intended to contain all of the terms of such agreement without the need to refer to other documents. There are no other understandings written or oral among the parties with respect to the matter set forth herein.

5.3 AMENDMENT. This Agreement may not be amended except by a written instrument signed by the parties hereto.

IN WITNESS WHEREOF, this Agreement is hereby execute upon behalf of each of the parties thereto this 24th day of January, 2011.

BEDERRA CORPORATION	ZICIX CORPORATION

By: /s/ Graham R. Williams	By: /s/ Graham R. Williams
Graham R. Williams, President	Graham R. Williams, President

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